Exhibit
4.2













                 LOWE'S COMPANIES, INC.

                   1997 INCENTIVE PLAN

ARTICLE I DEFINITIONS. . . . . . . . . . . . . . . . .  1

          1.01.     Acceleration Date. . . . . . . . . . . .  1
          1.02.     Administrator. . . . . . . . . . . . . .  1
          1.03.     Affiliate. . . . . . . . . . . . . . . .  1
          1.04.     Agreement. . . . . . . . . . . . . . . .  1
          1.05.     Board. . . . . . . . . . . . . . . . . .  1
          1.06.     Change in Control. . . . . . . . . . . .  1
          1.07.     Code . . . . . . . . . . . . . . . . . .  2
          1.08.     Committee. . . . . . . . . . . . . . . .  2
          1.09.     Common Stock . . . . . . . . . . . . . .  2
          1.10.     Company. . . . . . . . . . . . . . . . .  3
          1.11.     Control Change Date. . . . . . . . . . .  3
          1.12.     Corresponding SAR. . . . . . . . . . . .  3
          1.13.     Exchange Act . . . . . . . . . . . . . .  3
          1.14.     Fair Market Value. . . . . . . . . . . .  3
          1.15.     Initial Value. . . . . . . . . . . . . .  3
          1.16.     Incentive Award. . . . . . . . . . . . .  3
          1.17.     Option . . . . . . . . . . . . . . . . .  3
          1.18.     Participant. . . . . . . . . . . . . . .  4
          1.19.     Performance Shares . . . . . . . . . . .  4
          1.20.     Plan . . . . . . . . . . . . . . . . . .  4
          1.21.     Rights Agreement . . . . . . . . . . . .  4
          1.22.     SAR. . . . . . . . . . . . . . . . . . .  4
          1.23.     Stock Award. . . . . . . . . . . . . . .  5

ARTICLE II     PURPOSES. . . . . . . . . . . . . . . . . .  5

ARTICLE III    ADMINISTRATION . . . . . . . . . . . . . .  5

ARTICLE IV     ELIGIBILITY . . . . . . . . . . . . . . . .  7

ARTICLE V STOCK SUBJECT TO PLAN

          5.01.     Shares Issued. . . . . . . . . . . . . .  7
          5.02.     Aggregate Limit. . . . . . . . . . . . .  8
          5.03.     Reallocation of Shares . . . . . . . . .  8

ARTICLE VI     OPTIONS

          6.01.     Award. . . . . . . . . . . . . . . . . .  9
          6.02.     Option Price . . . . . . . . . . . . . .  9
          6.03.     Maximum Option Period. . . . . . . . . .  9
          6.04.     Nontransferability . . . . . . . . . . . 10
          6.05.     Transferable Options . . . . . . . . . . 10
          6.06.     Employee Status. . . . . . . . . . . . . 11
          6.07.     Merger, Dissolution, etc . . . . . . . . 11
          6.08.     Exercise . . . . . . . . . . . . . . . . 11
          6.09.     Payment. . . . . . . . . . . . . . . . . 12
          6.10.     Shareholder Rights.. . . . . . . . . . . 12
          6.11.     Disposition of Stock . . . . . . . . . . 13

ARTICLE VII    SARS

          7.01.     Award. . . . . . . . . . . . . . . . . . 13
          7.02.     Maximum SAR Period.. . . . . . . . . . . 13
          7.03.     Nontransferability.. . . . . . . . . . . 14
          7.04.     Transferable SARs. . . . . . . . . . . . 14
          7.05.     Exercise . . . . . . . . . . . . . . . . 15
          7.06.     Employee Status. . . . . . . . . . . . . 15
          7.07.     Settlement.. . . . . . . . . . . . . . . 16
          7.08.     Shareholder Rights.. . . . . . . . . . . 16

ARTICLE VIII   STOCK AWARDS

          8.01.     Award. . . . . . . . . . . . . . . . . . 16
          8.02.     Vesting. . . . . . . . . . . . . . . . . 16
          8.03.     Performance Objectives.. . . . . . . . . 17
          8.04.     Employee Status. . . . . . . . . . . . . 17
          8.05.     Change in Control. . . . . . . . . . . . 17
          8.06.     Shareholder Rights.. . . . . . . . . . . 18

ARTICLE IX     PERFORMANCE SHARE AWARDS

          9.01.     Award. . . . . . . . . . . . . . . . . . 18
          9.02.     Earning the Award. . . . . . . . . . . . 19
          9.03.     Payment. . . . . . . . . . . . . . . . . 19
          9.04.     Shareholder Rights . . . . . . . . . . . 19
          9.05.     Nontransferability . . . . . . . . . . . 20
          9.06.     Transferable Performance Shares. . . . . 20
          9.07.     Employee Status. . . . . . . . . . . . . 20
          9.08.     Change In Control. . . . . . . . . . . . 21

ARTICLE X INCENTIVE AWARDS

          10.01.    Award.. . . . . . . . . . . . . . . . . 21
          10.02.    Terms and Conditions. . . . . . . . . . 21
          10.03.    Nontransferability. . . . . . . . . . . 22
          10.04.    Transferable Incentive Awards . . . . . 22
          10.05.    Employee Status . . . . . . . . . . . . 23
          10.06.    Change in Control . . . . . . . . . . . 23
          10.07.    Shareholder Rights. . . . . . . . . . . 23
ARTICLE XI     INDEMNIFICATION . . . . . . . . . . . . . . 23

ARTICLE XII    ADJUSTMENT UPON CHANGE IN COMMON STOCK . . 24

ARTICLE XIII   COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY
BODIES 26

ARTICLE XIV    GENERAL PROVISIONS . . . . . . . . . . . . 27

          14.01.    Effect on Employment and Service. . . . 27
          14.02.    Unfunded Plan.. . . . . . . . . . . . . 27
          14.03.    Rules of Construction.. . . . . . . . . 27

ARTICLE XV     AMENDMENT . . . . . . . . . . . . . . . . . 28

ARTICLE XVI    DURATION OF PLAN . . . . . . . . . . . . . 29

ARTICLE XVII   EFFECTIVE DATE OF PLAN. . . . . . . . . . 29

                 LOWE'S COMPANIES, INC.
                   1997 INCENTIVE PLAN


                        ARTICLE I

                       DEFINITIONS


1.01. Acceleration Date means the earlier of (i) the date that the Board approves a transaction or series of transactions which, if consummated, would result in a Change in Control or
(ii) the date that an agreement is entered into with respect to a transaction or series of transactions which, if consummated, would result in a Change in Control.
1.02. Administrator means the Committee and any delegate of the Committee that is appointed in accordance with Article III.
1.03. Affiliate means any "subsidiary" or "parent" corporation (within the meaning of Section 424 of the Code) of the Company.
1.04. Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Stock Award, an award of Performance Shares, an Incentive Award or an Option or SAR granted to such Participant.
1.05.     Board means the Board of Directors of the Company.
1.06. Change in Control means that following a Stock Acquisition Date, directly or indirectly, (i) the Company shall consolidate with, or merge with and into, any other Person (other than a Subsidiary of the Company in transaction that complies with Section 11(n) of the Rights Agreement), and the Company shall not be the continuing or surviving corporation of such consolidation or merger, (ii) any Person (other than a Subsidiary of the Company in a transaction that complies with Section 11(n) of the Rights Agreement), shall consolidate with, or merge with or into, the Company, and the Company shall be the continuing or surviving corporation in such consolidation or merger and, in connection with such consolidation or merger, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, (iii) the Company shall be a party to a statutory share exchange with any other Person (other than a Subsidiary of the Company in a transaction that complies with
Section 11(n) of the Rights Agreement), after which the Company is a Subsidiary of any other Person, or (iv) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one transaction or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and it subsidiaries (taken as a whole) to any Person or Persons (other than the Company or any Subsidiary of the Company in one or more transactions each of which complies with Section 11(n) of the Rights Agreement). For purposes of this Plan, the terms "Stock Acquisition Date," "Person," and "Subsidiary" shall have the same meaning as assigned to such terms in the Rights Agreement.
1.07. Code means the Internal Revenue Code of 1986, and any amendments thereto.
1.08. Committee means the Compensation Committee of the Board.
1.09.     Common Stock means the common stock of the Company.
1.10.     Company means Lowe's Companies, Inc.
1.11. Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the "Control Change Date" is the date of the last of such transactions.
1.12. Corresponding SAR means an SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.
1.13. Exchange Act means the Securities Exchange Act of 1934, as amended and as in effect on the date of this Agreement.
1.14. Fair Market Value means, on any given date, the closing price of a share of Common Stock as reported on the New York Stock Exchange composite tape on such date, or if the Common Stock was not traded on the New York Stock Exchange on such day, then on the next preceding day that the Common Stock was traded on such exchange, all as reported by such source as the Administrator may select.
1.15. Initial Value means, with respect to an SAR, the Fair Market Value of one share of Common Stock on the date of grant.
1.16. Incentive Award means an award which, subject to such terms and conditions as may be prescribed by the Administrator, entitles the Participant to receive a cash payment from the Company or an Affiliate.
1.17. Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.
1.18. Participant means an employee of the Company or an Affiliate, including an employee who is a member of the Board, who satisfies the requirements of Article IV and is selected by the Administrator to receive a Stock Award, an award of Performance Shares, an Option, an SAR, an Incentive Award or a combination thereof.
1.19. Performance Shares means an award, in the amount determined by the Administrator and specified in an Agreement, stated with reference to a specified number of shares of Common Stock, that in accordance with the terms of an Agreement entitles the holder to receive a payment for each specified share equal to the Fair Market Value of Common Stock on the date of payment.
1.20.     Plan means the Lowe's Companies, Inc. 1997 Incentive
Plan.
1.21. Rights Agreement means the Rights Agreement between the Company and Wachovia Bank and Trust Company dated as of September 9, 1988.
1.22. SAR means a stock appreciation right that in accordance with the terms of an Agreement entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the amount determined by the Administrator and specified in an Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the Initial Value. References to "SARs" include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.
1.23. Stock Award means Common Stock awarded to a Participant under Article VIII.
                       ARTICLE II
                        PURPOSES

     The Plan is intended to assist the Company and its Affiliates in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and its Affiliates and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the grant of both Options qualifying under Section 422 of the Code ("incentive stock options") and Options not so qualifying, and the grant of SARs, Stock Awards, Performance Shares and Incentive Awards. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option. The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

                       ARTICLE III
                     ADMINISTRATION


     The Plan shall be administered by the Administrator. The Administrator shall have authority to grant Stock Awards, Performance Shares, Incentive Awards, Options and SARs upon such terms (not inconsistent with the provisions of this Plan), as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan), on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of a Stock Award, an award of Performance Shares or an Incentive Award. Notwithstanding any such conditions, the Administrator may, in its discretion, accelerate the time at which any Option or SAR may be exercised, or the time at which a Stock Award may become transferable or nonforfeitable or the time at which an Incentive Award or an award of Performance Shares may be settled. In addition, the Administrator shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final and conclusive. Neither the Administrator nor any member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement, Option, SAR, Stock Award or Incentive Award or award of Performance Shares. All expenses of administering this Plan shall be borne by the Company.
     The Committee, in its discretion, may delegate to one or more officers of the Company or the Executive Committee of the Board, all or part of the Committee's authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee's delegate or delegates that were consistent with the terms of the Plan.

                       ARTICLE IV
                       ELIGIBILITY


     Any employee of the Company or an Affiliate (including a corporation that becomes an Affiliate after the adoption of this
Plan), is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or an Affiliate. Directors of the Company who are employees of the Company or an Affiliate may be selected to participate in this Plan.
                        ARTICLE V
                  STOCK SUBJECT TO PLAN


5.01. Shares Issued. Upon the award of shares of Common Stock pursuant to a Stock Award or in settlement of an award of Performance Shares, the Company may issue shares of Common Stock from its authorized but unissued Common Stock. Upon the exercise of any Option or SAR the Company may deliver to the Participant (or the Participant's broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock.
5.02. Aggregate Limit. The maximum aggregate number of shares of Common Stock that may be issued under this Plan pursuant to the exercise of SARs and Options and the grant of Stock Awards and the settlement of Performance Shares is 5,000,000 shares. The maximum aggregate number of shares that may be issued under this Plan as Stock Awards and in settlement of Performance Shares is 1,650,000 shares. The maximum aggregate number of shares that may be issued under this Plan and the maximum number of shares that may be issued as Stock Awards and in settlement of Performance Shares shall be subject to adjustment as provided in Article XII.
5.03. Reallocation of Shares. If an Option is terminated, in whole or in part, for any reason other than its exercise or the exercise of a Corresponding SAR that is settled with Common Stock, the number of shares of Common Stock allocated to the Option or portion thereof may be reallocated to other Options, SARs, Performance Shares and Stock Awards to be granted under this Plan. If an SAR is terminated, in whole or in part, for any reason other than its exercise that is settled with Common Stock or the exercise of a related Option, the number of shares of Common Stock allocated to the SAR or portion thereof may be reallocated to other Options, SARs, Performance Shares and Stock Awards to be granted under this Plan. If an award of Performance Shares is terminated, in whole or in part, for any reason other than its settlement with Common Stock, the number of shares of Common Stock allocated to the Performance Shares or portion thereof may be reallocated to other options, SARs, Performance Shares and Stock Awards to be granted under this Plan. If a Stock Award is forfeited, in whole or in part, for any reason, the number of shares of Common Stock allocated to the Stock Award or portion thereof may be reallocated to other Options, SARs, Performance Shares and Stock Awards to be granted under this Plan.


                       ARTICLE VI
                         OPTIONS


6.01. Award. In accordance with the provisions of Article IV, the Administrator will designate each individual to whom an Option is to be granted and will specify the number of shares of Common Stock covered by such awards; provided, however, that no individual may be granted Options in any calendar year covering more than 300,000 shares of Common Stock.
6.02. Option Price. The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Administrator on the date of grant, but shall not be less than the Fair Market Value on the date the Option is granted. 6.03.Maximum Option Period. The maximum period in which an Option may be exercised shall be determined by the Administrator on the date of grant, except that no Option that is an incentive stock option shall be exercisable after the expiration of ten years from the date such Option was granted. The terms of any Option that is an incentive stock option may provide that it is exercisable for a period less than such maximum period.
6.04. Nontransferability. Except as provided in Section 6.05, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any transfer of an Option (by the Participant or his transferee), the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities. During the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.
6.05. Transferable Options. Section 6.04 to the contrary notwithstanding, if the Agreement provides, an Option that is not an incentive stock option may be transferred by a Participant to the Participant's children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Securities Exchange Commission Rule 16b-3 as in effect from time to time. The holder of an Option transferred pursuant to this section shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Option except by will or the laws of descent and distribution. In the event of any transfer of an Option (by the Participant or his transferee), the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities.
6.06. Employee Status. For purposes of determining the applicability of Section 422 of the Code (relating to incentive stock options), or in the event that the terms of any Option provide that it may be exercised only during employment or within a specified period of time after termination of employment, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment.
6.07. Merger, Dissolution, etc. Options previously granted under the Plan shall terminate upon the effective date of the dissolution or liquidation of the Company, or of a reorganization, merger or consolidation of the Company with one or more corporations in which the Company is not the surviving corporation, or of a transfer of substantially all of the property or more than fifty percent of the then outstanding shares of the Company. The preceding sentence to the contrary notwithstanding, options shall not terminate to the extent that written provision is made for their continuance, assumption, or substitution by a successor employer or its parent or subsidiary in connection with a transaction described in the preceding sentence.
6.08. Exercise. All outstanding Options previously granted under the Plan shall be exercisable, in whole or in part, on an Acceleration Date and shall remain exercisable thereafter in accordance with the terms of this Plan and the applicable Agreement. Subject to the preceding sentence and the other provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine; provided, however, that incentive stock options (granted under the Plan and all plans of the Company and its Affiliates) may not be first exercisable in a calendar year for stock having a Fair Market (determined as of the date an Option is granted) exceeding $100,000. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option. The exercise of an Option shall result in the termination of any Corresponding SAR to the extent of the number of shares with respect to which the Option is exercised.
6.09. Payment. Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Administrator. If the Agreement provides, payment of all or part of the Option price may be made by surrendering shares of Common Stock to the Company. If Common Stock is used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined as of the day preceding the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised.
6.10. Shareholder Rights. No Participant shall have any rights as a shareholder with respect to shares subject to his Option until the date of exercise of such Option.
6.11. Disposition of Stock. A Participant shall notify the Company of any sale or other disposition of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

                       ARTICLE VII
                         SARS


7.01. Award. In accordance with the provisions of Article IV, the Administrator will designate each individual to whom SARs are to be granted and will specify the number of shares covered by such awards; provided, however, that no individual may be granted SARs in any calendar year covering more than 300,000 shares. For purposes of the preceding sentence, an Option and Corresponding SAR shall be treated as a single award. In addition no Participant may be granted Corresponding SARs (under all incentive stock option plans of the Company and its Affiliates) that are related to incentive stock options which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date the related Option is granted) that exceeds $100,000.
7.02. Maximum SAR Period. The term of each SAR shall be determined by the Administrator on the date of grant, except that no Corresponding SAR that is related to an incentive stock option shall have a term of more than ten years from the date such related Option was granted. The terms of any Corresponding SAR that is related to an incentive stock option may provide that it has a term that is less than such maximum period.
7.03. Nontransferability. Except as provided in Section 7.04, each SAR granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, a Corresponding SAR and the related Option must be transferred to the same person or persons or entity or entities. During the lifetime of the Participant to whom the SAR is granted, the SAR may be exercised only by the Participant. No right or interest of a Participant in any SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.
7.04. Transferable SARs. Section 7.03 to the contrary notwithstanding, if the Agreement provides, an SAR, other than a Corresponding SAR that is related to an incentive stock option, may be transferred by a Participant to the Participant's children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Securities Exchange Commission Rule 16b-3 as in effect from time to time. The holder of an SAR transferred pursuant to this section shall be bound by the same terms and conditions that governed the SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the SAR except by will or the laws of descent and distribution. In the event of any transfer of a Corresponding SAR (by the Participant or his transferee), the Corresponding SAR and the related Option must be transferred to the same person or person or entity or entities.
7.05. Exercise. All outstanding SARs previously granted under the Plan shall be exercisable, in whole or in part, on an Acceleration Date and shall remain exercisable thereafter in accordance with the terms of the Plan and the applicable Agreement. Subject to the preceding sentence and the other provisions of this Plan and the applicable Agreement, an SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine; provided, however, that a Corresponding SAR that is related to an incentive stock option may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the option price of the related Option. An SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised.
A partial exercise of an SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the SAR. The exercise of a Corresponding SAR shall result in the termination of the related Option to the extent of the number of shares with respect to which the SAR is exercised.
7.06. Employee Status. If the terms of any SAR provide that it may be exercised only during employment or within a specified period of time after termination of employment, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment.
7.07. Settlement. At the Administrator's discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Common Stock, or a combination of cash and Common Stock. No fractional share will be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof.
7.08. Shareholder Rights. No Participant shall, as a result of receiving an SAR award, have any rights as a shareholder of the Company or any Affiliate until the date that the SAR is exercised and then only to the extent that the SAR is settled by the issuance of Common Stock.

                      ARTICLE VIII
                      STOCK AWARDS

8.01. Award. In accordance with the provisions of Article IV, the Administrator will designate each individual to whom a Stock Award is to be made and will specify the number of shares of Common Stock covered by such awards; provided, however, that no Participant may receive Stock Awards in any calendar year for more than 100,000 shares of Common Stock.
8.02. Vesting. A Participant's rights in a Stock Award shall be forfeitable or otherwise restricted for a period of time or subject to such conditions as may be set forth in the Agreement. The period of restriction shall be at least three years; provided, however, that the minimum period of restriction shall be at least one year in the case of a Stock Award that will become transferable and nonforfeitable on account of the satisfaction of performance objectives prescribed by the Administrator.
8.03. Performance Objectives. In accordance with Section 8.02, the Administrator may prescribe that Stock Awards will become vested or transferable or both based on objectives stated with respect to the Company's FIFO pre-tax earnings, the Company's FIFO pre-tax earnings in relation to non-cash beginning assets (beginning assets less beginning cash and short term investments), or the Company's, an Affiliate's or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, or Fair Market Value or such other measures as may be selected by the Administrator. If the Administrator, on the date of award, prescribes that a Stock Award shall become nonforfeitable and transferable only upon the attainment of performance objectives stated with respect to one or more of the foregoing criteria, the shares subject to such Stock Award shall become nonforfeitable and transferable only to the extent that the Administrator certifies that such objectives have been achieved.
8.04. Employee Status. In the event that the terms of any Stock Award provide that shares may become transferable and nonforfeitable thereunder only after completion of a specified period of employment, the Administrator may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment.
8.05. Change in Control. Sections 8.02 and 8.03 to the contrary notwithstanding, each outstanding Stock Award shall be transferable and nonforfeitable as of a Control Change Date.
8.06. Shareholder Rights. Prior to their forfeiture (in accordance with the applicable Agreement and while the shares of Common Stock granted pursuant to the Stock Award may be forfeited or are nontransferable), a Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that during such period (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Common Stock granted pursuant to a Stock Award, (ii) the Company shall retain custody of the certificates evidencing shares of Common Stock granted pursuant to a Stock Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. The limitations set forth in the preceding sentence shall not apply after the shares of Common Stock granted under the Stock Award are transferable and are no longer forfeitable.

                       ARTICLE IX
               PERFORMANCE SHARE AWARDS


9.01. Award. In accordance with the provisions of Article IV, the Administrator will designate each individual to whom an award of Performance Shares is to be made and will specify the number of shares of Common Stock covered by such awards; provided, however, that no Participant may receive an award of Performance Shares in any calendar year for more than 100,000 shares of Common Stock.
9.02. Earning the Award. The Administrator, on the date of the grant of an award, shall prescribe that the Performance Shares, or portion thereof, will be earned, and the Participant will be entitled to receive payment pursuant to the award of Performance Shares, only upon the satisfaction of performance objectives and such other criteria as may be prescribed by the Administrator during a performance measurement period of at least one year. The performance objectives may be stated with respect to the Company's FIFO pre-tax earnings, the Company's FIFO pre-tax earnings in relation to non-cash beginning assets (beginning assets less beginning cash and short-term investments), or the Company's, an Affiliate's or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, Fair Market Value or such other measures as may be selected by the Administrator. No payments will be made with respect to Performance Shares unless, and then only to the extent that, the Administrator certifies that such objectives have been achieved.
9.03. Payment. In the discretion of the Administrator, the amount payable when an award of Performance Shares is earned may be settled in cash, by the issuance of Common Stock or a combination of cash and Common Stock. A fractional share shall not be deliverable when an award of Performance Shares is earned, but a cash payment will be made in lieu thereof.
9.04. Shareholder Rights. No Participant shall, as a result of receiving an award of Performance Shares, have any rights as a shareholder until and to the extent that the award of Performance Shares is earned and settled by the issuance of Common Stock. After an award of Performance Shares is earned, if settled completely or partially in Common Stock, a Participant will have all the rights of a shareholder with respect to such Common Stock.
9.05. Nontransferability. Except as provided in Section 9.06, Performance Shares granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in any Performance Shares shall be liable for, or subject to, any lien, obligation, or liability of such Participant.
9.06. Transferable Performance Shares. Section 9.05 to the contrary notwithstanding, if the Agreement provides, an award of Performance Shares may be transferred by a Participant to the Participant's children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Securities Exchange Commission Rule 16b-3 as in effect from time to time. The holder of Performance Shares transferred pursuant to this section shall be bound by the same terms and conditions that governed the Performance Shares during the period that they were held by the Participant; provided, however that such transferee may not transfer Performance Shares except by will or the laws of descent and distribution.
9.07. Employee Status. In the event that the terms of any Performance Share award provide that no payment will be made unless the Participant completes a stated period of employment, the Administrator may decide to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment.
9.08. Change In Control. Section 9.02 to the contrary notwithstanding, each outstanding Performance Share shall be earned in its entirety as of a Control Change Date.

                        ARTICLE X
                   INCENTIVE AWARDS

10.01. Award. The Administrator shall designate Participants to whom Incentive Awards are made. All Incentive Awards shall be finally determined exclusively by the Administrator under the procedures established by the Administrator; provided, however, that no Participant may receive an Incentive Award payment in any calendar year that exceeds the lesser of (i) $2,000,000 and (ii) 200% of the Participant's base salary (prior to any salary reduction or deferral elections) as of the date of grant of the Incentive Award.
10.02. Terms and Conditions. The Administrator, at the time an Incentive Award is made, shall specify the terms and conditions which govern the award. Such terms and conditions shall prescribe that the Incentive Award shall be earned only upon, and to the extent that, performance objectives are satisfied. The performance objectives may be stated with respect to the Company's FIFO pre-tax earnings, the Company's FIFO pre-tax earnings in relation to non-cash beginning assets (beginning assets less beginning cash and short term investments), or that the Company, an Affiliate or an operating unit, achieves objectives based on return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, Fair Market Value or such other measures as may be selected by the Administrator. Such terms and conditions also may include other limitations on the payment of Incentive Awards including, by way of example and not of limitation, requirements that the Participant complete a specified period of employment with the Company or an Affiliate. The Administrator, at the time an Incentive Award is made, shall also specify when amounts shall be payable under the Incentive Award and whether amounts shall be payable in the event of the Participant's death, disability, or retirement.
10.03. Nontransferability. Except as provided in Section 10.04, Incentive Awards granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in an Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.
10.04. Transferable Incentive Awards. Section 10.03 to the contrary notwithstanding, if the Agreement provides, an Incentive Award may be transferred by a Participant to the Participant's children, grandchildren, spouse, one or more trusts for the benefit of such family members or to a partnership in which such family members are the only partners, on such terms and conditions as may be permitted by Securities Exchange Commission Rule 16b-3 as in effect from time to time. The holder of an Incentive Award transferred pursuant to this section shall be bound by the same terms and conditions that governed the Incentive Award during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Incentive Award except by will or the laws of descent and distribution.
10.05. Employee Status. If the terms of an Incentive Award provide that a payment will be made thereunder only if the Participant completes a stated period of employment, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment.
10.06. Change in Control. Section 10.02 to the contrary notwithstanding, each Incentive Award shall be earned in its entirety as of a Control Change Date.
10.07. Shareholder Rights. No Participant shall, as a result of receiving an Incentive Award, have any rights as a shareholder of the Company or any Affiliate on account of such award.

                       ARTICLE XI
                     INDEMNIFICATION


     A Participant shall be entitled to a payment under this
Article XI if (i) any benefit, payment, accelerated vesting or other right under this Plan constitutes a "parachute payment" (as defined in Code section 280G(b)(2)(A), but without regard to Code section 280G(b)(2)(A)(ii)), with respect to such Participant and
(ii) the Participant incurs a liability under Code section 4999. The amount payable to a Participant described in the preceding sentence shall be the amount required to indemnify the Participant and hold him harmless from the application of Code sections 280G and 4999. To effect this indemnification, the Company must pay such Participant an amount sufficient to pay the excise tax imposed on Participant under code section 4999 with respect to benefits, payments, accelerated vesting and other rights under this Plan and any other plan or agreement and any income, employment, hospitalization, excise or other taxes attributable to the indemnification payment. The benefit payable under this Article XI shall be paid in a single cash sum not later than twenty days after the date (or extended filing date) on which the tax return reflecting liability for the Code section 4999 excise tax is required to be filed with the Internal Revenue Service.
                       ARTICLE XII
         ADJUSTMENT UPON CHANGE IN COMMON STOCK


     The maximum number of shares as to which Options, SARs, Performance Shares and Stock Awards may be granted under this Plan, the terms of outstanding Stock Awards, Options, Performance Shares, Incentive Awards, and SARs, and the per individual limitations on the number of shares or for which Options, SARs, Performance Shares, and Stock Awards may be granted shall be adjusted as the Committee shall determine to be equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Committee necessitates such action. Any determination made under this Article XII by the Committee shall be final and conclusive.
     The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Options, SARs, Performance Shares and Stock Awards may be granted, the per individual limitations on the number of shares for which Options, SARs, Performance Shares and Stock Awards may be granted or the terms of outstanding Stock Awards, Options, Performance Shares, Incentive Awards or SARs.
     The Committee may make Stock Awards and may grant Options, SARs, Performance Shares, and Incentive Awards in substitution for performance shares, phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction described in the first paragraph of this Article XII. Notwithstanding any provision of the Plan (other than the limitation of Section 5.02), the terms of such substituted Stock Awards or Option, SAR, Performance Shares or Incentive Award grants shall be as the Committee, in its discretion, determines is appropriate.

                      ARTICLE XIII
                 COMPLIANCE WITH LAW AND
              APPROVAL OF REGULATORY BODIES


     No Option or SAR shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock when a Stock Award is granted, a Performance Share is settled or for which an Option or SAR is exercised may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Stock Award or Performance Share shall be granted, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

                       ARTICLE XIV
                   GENERAL PROVISIONS


14.01. Effect on Employment and Service. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof), shall confer upon any individual any right to continue in the employ or service of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment or service of any individual at any time with or without assigning a reason therefor.
14.02. Unfunded Plan. The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.
14.03. Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

                       ARTICLE XV
                       AMENDMENT


     The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of shares of Common Stock that may be issued under the Plan, (ii) the amendment changes the class of individuals eligible to become Participants, (iii) the amendment would materially increase the benefits under any outstanding Option, SAR, Stock Award, Performance Share award or Incentive Award or (iv) the amendment affects the terms of any outstanding Option, SAR, Stock Award, Performance Share award or Incentive Award in a manner that, to a material extent, makes it more likely that a benefit will be earned, paid or retained under such grant or award. No amendment shall, without a Participant's consent, adversely affect any rights of such Participant under any outstanding Stock Award, Performance Share award, Option, SAR or Incentive Award outstanding at the time such amendment is made.


                       ARTICLE XVI
                    DURATION OF PLAN


     No Stock Award, Performance Share award, Option, SAR or Incentive Award may be granted under this Plan after January 31, 2007. Stock Awards, Performance Shares awards, Options, SARs and Incentive Awards granted before that date shall remain valid in accordance with their terms.

                      ARTICLE XVII
                 EFFECTIVE DATE OF PLAN


     Options, SARs, Performance Shares and Incentive Awards may be granted under this Plan upon its adoption by the Board, provided that no Option, SAR, Performance Shares or Incentive Award shall be effective or exercisable unless this Plan is approved by a majority of the votes cast by the Company's shareholders, voting either in person or by proxy, at a duly held shareholders' meeting at which a quorum is present. Stock Awards may be granted under this Plan upon the later of its adoption by the Board or its approval by shareholders in accordance with the preceding sentence.
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